                                                                    EXHIBIT 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholder of Plains All American Inc.

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of Plains All American Inc. (a wholly owned subsidiary of Plains Resources Inc.) at December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of Plains All American Inc.'s management; our responsibility is to express an opinion on this balance sheet based upon our audit. We conducted our audit of this balance sheet in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether this balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in this balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP


Houston, Texas
April 12, 2001

                            PLAINS ALL AMERICAN INC.
               (wholly-owned subsidiary of Plains Resources Inc.)
                           CONSOLIDATED BALANCE SHEET
                            (in thousands of dollars)

                                                                  December 31,
                                                                      2000
                                                                 ---------------

                                     ASSETS

CURRENT ASSETS

Cash and cash equivalents                                             $   4,479
Accounts receivable and other                                           347,697
Inventory                                                                46,781
                                                                      ---------
                                                                        398,957
                                                                      ---------


PROPERTY AND EQUIPMENT

Property and equipment                                                  473,471
Less accumlated depreciation and amortization                           (27,266)
                                                                      ---------
                                                                        446,205
                                                                      ---------


OTHER ASSETS, net                                                        90,490
                                                                      ---------
                                                                      $ 935,652
                                                                      =========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES

Accounts payable                                                      $ 330,915
Interest payable                                                          4,425
Due to affiliates                                                        48,601
Notes payable and current maturities of long-term debt                    1,300
                                                                      ---------
Total current liabilities                                               385,241

LONG-TERM LIABILITIES

Bank debt                                                               320,000
Other long-term liabilities and deferred credits                          1,009
                                                                      ---------
Total liabilities                                                       706,250
                                                                      ---------

COMMITMENTS AND CONTINGENCIES (Note 12)

MINORITY INTEREST                                                       232,308
                                                                      ---------

STOCKHOLDER'S EQUITY

Common Stock, $.01 par value, 1,000 shares authorized;
 issued and outstanding 100 shares                                         --
Additional paid-in-capital                                               63,906
Accumulated deficit                                                     (66,812)
                                                                      ---------

                                                                         (2,906)
                                                                      ---------

                                                                      $ 935,652
                                                                      =========


                 See notes to consolidated financial statement.

                            PLAINS ALL AMERICAN INC.
              (WHOLLY OWNED SUBSIDIARY OF  PLAINS RESOURCES INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT


NOTE 1 - ORGANIZATION AND BASIS OF CONSOLIDATION

 Organization

  We are a wholly owned subsidiary of Plains Resources Inc. (the "Parent" or "PRI") which was originally formed in 1998 to acquire, own and operate the All American Pipeline and the SJV Gathering System (the "All American Acquisition") from Wingfoot Ventures Seven, Inc. ("Wingfoot"), a wholly owned subsidiary of the Goodyear Tire and Rubber Company ("Goodyear"), for approximately $400.0 million. The All American Acquisition was effective July 30, 1998 and financed in part through a borrowing of $300.0 million under our bank facility with the remainder funded by a capital contribution from PRI.

  In the fourth quarter 1998 of we conveyed all of our interest in the All American Pipeline and the SJV Gathering System to Plains All American Pipeline, L.P. (the "Partnership" or "PAA") in exchange for (1) 6,974,239 Common Units, 10,029,619 Subordinated Units and an aggregate 2% general partner interest in the Partnership, (2) the right to receive Incentive Distributions as defined in the Partnership agreement; and (3) the assumption by the Partnership of $175.0 million of indebtedness incurred by us in connection with the All American Acquisition.

  PAA owns and operates:

  . a 3.1 million barrel, above-ground crude oil storage facility and terminal facility at Cushing, Oklahoma;
  . the segment of the All American Pipeline that extends approximately 140 miles from Las Flores, California to Emidio, California;
  . the San Joaquin Valley Gathering System in California;
  . the West Texas Gathering System, the Spraberry Pipeline System, and the East
    Texas Pipeline System, which are all located in Texas;
  . the Sabine Pass Pipeline System in southwest Louisiana and southeast Texas; . the Ferriday Pipeline System in eastern Louisiana and western Mississippi;
    and
  . the Illinois Basin Pipeline System in southern Illinois.

 Basis of Consolidation and Presentation

  The consolidated balance sheet includes our accounts and the accounts of PAA, in which we have an approximate 54% effective ownership interest and serve as their sole general partner. For financial statement purposes, the assets and liabilities of PAA are included in our consolidated balance sheet, with the public unitholders' interest reflected as a minority interest. All material intercompany accounts and transactions have been eliminated.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts receivable and accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

  Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2000 the majority of cash and cash equivalents is concentrated in two institutions and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

  Accounts Receivable, Net. At December 31, 2000, our allowance for doubtful accounts receivable totaled $5.0 million and is reflected in the consolidated balance sheet as a reduction of certain accounts receivable which are included in Other Assets.

  Inventory. Inventory consists of crude oil in pipelines and in storage tanks which is valued at the lower of cost or market, with cost determined using the average cost method.

  Property and Equipment and Pipeline Linefill. Property and equipment is stated at cost and consists of (in thousands):

                                                               December 31,
                                                                   2000
                                                               --------------

    Crude oil pipelines                                            $ 359,826
    Crude oil pipeline facilities                                     39,358
    Crude oil terminal and storage facilities                         45,989
    Trucking equipment, injection stations and other                  19,435
    Other property and equipment                                       8,863
                                                               --------------

                                                                     473,471
    Less accumulated depreciation and amortization                   (27,266)
                                                               --------------

                                                                   $ 446,205
                                                               ==============

Depreciation is computed using the straight-line method over estimated useful lives as follows:

  .  crude oil pipelines - 40 years;
  .  crude oil pipeline facilities - 25 years;
  .  crude oil terminal and storage facilities - 30 to 40 years;
  . trucking equipment, injection stations and other - 5 to 10 years; and . other property and equipment - 5 to 7 years.

  Acquisitions and improvements are capitalized; maintenance and repairs are expensed as incurred. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

  Pipeline linefill is recorded in Other Assets at cost and consists of crude oil linefill used to pack a pipeline such that when an incremental barrel enters a pipeline it forces a barrel out at another location. At December 31, 2000, we had approximately 1.6 million barrels of crude oil used to maintain our minimum operating linefill requirements.

  Federal Income Taxes. We are included in the combined federal income tax return of PRI. Income taxes are calculated as if we had filed a return on a separate company basis utilizing a federal statutory rate of 35%. Included in Other Assets is a receivable in lieu of deferred taxes which represents deferred tax assets which are recognized based on the temporary differences between the tax basis of our assets and liabilities and the amounts reported in the financial statements. These amounts were owed by PRI. Current amounts payable are owed to PRI and are included in due to affiliates in the accompanying consolidated balance sheet.

  Other Assets. Other assets consist of the following (in thousands):

                                                 December 31,
                                                     2000
                                                --------------

        Pipeline linefill                        $     34,312
        Debt issue costs                                8,918
        Receivable in lieu of deferred taxes           43,238
        Long-term receivable, net                       5,000
        Goodwill and other                                770
                                                --------------
                                                       92,238
        Accumulated amortization                       (1,748)
                                                --------------


                                                 $     90,490
                                                ==============

  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the "effective interest" method of amortization. Goodwill was recorded as the amount of the purchase price in excess of the fair value of certain transportation and crude oil gathering assets purchased by our predecessor and is amortized using the straight-line method over a period of twenty years.

  Hedging. PAA utilizes various derivative instruments, for purposes other than trading, to hedge its exposure to price fluctuations on crude in storage and expected purchases, sales and transportation of crude oil. The derivative instruments consist primarily of futures and option contracts traded on the New York Mercantile Exchange and crude oil swap contracts entered into with financial institutions. PAA also utilizes interest rate swaps and collars to manage the interest rate exposure on its long-term debt.

  These derivative instruments qualify for hedge accounting as they reduce the price risk of the underlying hedged item and are designated as a hedge at inception. Additionally, the derivatives result in financial impacts which are inversely correlated to those of the items being hedged. This correlation, generally in excess of 80%, (a measure of hedge effectiveness) is measured both at the inception of the hedge and on an ongoing basis. If correlation ceases to exist, PAA would discontinue hedge accounting and apply mark to market accounting. Gains and losses on the termination of hedging instruments are deferred and recognized in income as the impact of the hedged item is recorded.

  Net deferred gains and losses on futures contracts, including closed futures contracts, entered into to hedge anticipated crude oil purchases and sales are included in current assets or current liabilities in the accompanying consolidated balance sheet. Deferred gains or losses from inventory hedges are included as part of the inventory costs and recognized when the related inventory is sold.

 Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 was subsequently amended (i) in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137"), which deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000; and (ii) in June 2000 by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedge Activities," which amended certain provisions, inclusive of the definition of the normal purchase and sale exclusion. PAA has determined that its physical purchase and sale agreements, which under SFAS 133 could be considered derivatives, qualify for the normal purchase and sale exclusion.

  SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. For fair value hedge transactions in which we are hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the fair value of the hedged item. For cash flow hedge transactions, in which we are hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income, a component of partners' capital. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are affected by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in earnings in the current period.

  We have adopted SFAS 133, as amended, effective January 1, 2001. Our implementation procedures identified all instruments in place at the adoption date that are subject to the requirements of SFAS 133. Upon adoption, we recorded a net-of-tax and minority interest cumulative effect charge of $2.3 million in accumulated other comprehensive income to recognize at fair value all derivative instruments that are designated as cash flow hedging instruments and a net-of-tax and minority interest cumulative effect gain of $0.1 million to earnings. Correspondingly, assets have been increased by $4.2 million and liabilities and minority interest have been increased by of $6.4 million. Implementation issues continue to be addressed by the FASB and any change to existing guidance might impact our implementation. Adoption of this standard could increase volatility in stockholder's equity through comprehensive income.

NOTE 3 -- UNAUTHORIZED TRADING LOSSES

  In November 1999, PAA discovered that a former employee had engaged in unauthorized trading activity, resulting in losses of approximately $162.0 million ($174.0 million, including estimated associated costs and legal expenses). A full investigation into the unauthorized trading activities by outside legal counsel and independent accountants and consultants determined that the vast majority of the losses occurred from March through November 1999. Approximately $7.1 million of the unauthorized trading losses was recognized in 1998 and the remainder in 1999. In 2000, PAA recognized an additional $7.0 million charge for litigation related to the unauthorized trading losses (see Note 12).

NOTE 4 -- ASSET DISPOSITIONS

  In March 2000, PAA sold to a unit of El Paso Corporation ("El Paso") for $129.0 million the segment of the All American Pipeline that extends from Emidio, California to McCamey, Texas. Except for minor third-party volumes, one of PAA's subsidiaries, Plains Marketing, L.P., was the sole shipper on this segment of the pipeline since its predecessor acquired the line from Goodyear in July 1998. PAA realized net proceeds of approximately $124.0 million after the associated transaction costs and estimated costs to remove equipment. PAA used the proceeds from the sale to reduce outstanding debt. We had suspended shipments of crude oil on this segment of the pipeline in November 1999. At that time, we owned approximately 5.2 million barrels of crude oil in the segment of the pipeline. We sold this crude oil from November 1999 to February 2000 for net proceeds of approximately $100.0 million, which were used for working capital purposes.

NOTE 5 -- CREDIT FACILITIES

  Short-term debt and long-term debt consists of the following (in thousands):

                                                                                        December 31,
                                                                                            2000
                                                                                       ---------------
           SHORT-TERM

           Plains Marketing, L.P. letter of credit facility and hedged inventory
           facility, bearing interest at a weighted average interest rate of 8.4%             $ 1,300

           LONG-TERM

           Plains Marketing, L.P. revolving credit facility, bearing interest at
           a weighted average interest rate of 9.2%                                           320,000
                                                                                       ---------------

           Total                                                                            $ 321,300
                                                                                       ===============

  On May 8, 2000, PAA entered into new bank credit agreements. The borrower under the new facilities is Plains Marketing, L.P. PAA is a guarantor of the obligations under the credit facilities. The obligations are also guaranteed by the subsidiaries of Plains Marketing, L.P. PAA entered into the credit agreements in order to:

  . refinance the existing bank debt of Plains Marketing, L.P. and Plains Scurlock Permian, L.P. in conjunction with the merger of Plains Scurlock Permian, L.P. into All American Pipeline, L.P.;
  .  refinance existing bank debt of All American Pipeline, L.P.;
  . repay up to $114.0 million plus accrued interest of subordinated debt to us, and
  . provide additional flexibility for working capital, capital expenditures, and for other general corporate purposes.

  At December 31, 2000, PAA's bank credit agreements consist of:

  . a $400.0 million senior secured revolving credit facility. The revolving credit facility is secured by substantially all of PAA's assets and matures in April 2004. No principal is scheduled for payment prior to maturity. The revolving credit facility bears interest at PAA's option at either the base rate, as defined, plus an applicable margin, or LIBOR plus an applicable margin. PAA incurs a commitment fee of 0.25% to 0.5% on the unused portion of the revolving credit facility.
  . a $300.0 million senior secured letter of credit and borrowing facility, the purpose of which is to provide standby letters of credit to support the purchase and exchange of crude oil for resale and borrowings to finance crude oil inventory that has been hedged against future price risk. The letter of credit facility is secured by substantially all of PAA's assets and has a sublimit for cash borrowings of $100.0 million to purchase crude oil that has been hedged against future price risk. The letter of credit facility expires in April 2003. Aggregate availability under the letter of credit facility for direct borrowings and letters of credit is limited to a borrowing base that is determined monthly based on certain of our current assets and current liabilities (primarily inventory and accounts receivable and accounts payable related to the purchase and sale of crude oil). At December 31, 2000, approximately $59.7 million in letters of credit were outstanding under the letter of credit and borrowing facility.

  PAA's bank credit agreements prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. In addition, the agreements contain various covenants limiting PAA's ability to, among other things:

  .  incur indebtedness;
  .  grant liens;
  .  sell assets;
  .  make investments;
  .  engage in transactions with affiliates;
  .  enter into prohibited contracts; and
  .  enter into a merger or consolidation.

  PAA's bank credit agreements treat a change of control as an event of default and also requires it to maintain:

  .  a current ratio (as defined) of 1.0 to 1.0;
  . a debt coverage ratio that is not greater that 4.0 to 1.0 for the period from March 31, 2000 to March 31, 2002 and subsequently 3.75 to 1.0;
  . an interest coverage ratio that is not less than 2.75 to 1.0; and . a debt to capital ratio of not greater than 0.65 to 1.0.

  A default under PAA's bank credit agreements would permit the lenders to accelerate the maturity of the outstanding debt and to foreclose on the assets securing the credit facilities. As long as PAA is in compliance with its bank credit agreements, they do not restrict its ability to make distributions of "available cash" as defined in the partnership agreement. PAA is currently in compliance with the covenants contained in our credit agreements. At December 31, 2000, PAA could have borrowed up to $386.4 million under its secured revolving credit facility.

  In February 2001, PAA's bank credit agreements were amended. The amount available under the senior secured revolving credit facility was increased to $500.0 million and the maturity date was extended to April 2005. The amount available under the senior secured letter of credit and borrowing facility was reduced to $200.0 million and the expiration date was extended to April 2004. In addition, the banks agreed to an amendment which will allow PAA to borrow an additional $130.0 million under the terms of the senior secured revolving credit facility. PAA has an underwritten commitment, subject to conditions, for the $130.0 million.

 Maturities

  The aggregate amount of maturities of all long-term indebtedness at December 31, 2000 for the next five years is: 2004 - $320.0. After the February 2001 amendments to the revolving credit facility, the maturities were: 2005 - $320.0.

NOTE 6 -- DISTRIBUTIONS

  PAA will distribute 100% of its available cash within 45 days after the end of each quarter to unitholders of record and to us. Available cash is generally defined as all cash and cash equivalents of PAA on hand at the end of each quarter less reserves established by us for future requirements. Distributions of available cash to holders of subordinated units are subject to the prior rights of holders of common units to receive the minimum quarterly distribution ("MQD") for each quarter during the subordinated period (which will not end earlier than December 31, 2003) and to receive any arrearages in the distribution of the MQD on the common units for the prior quarters during the subordinated period. The MQD is $0.45 per unit ($1.80 per unit on an annual basis). Upon expiration of the subordination period, all subordinated units will be converted on a one-for-one basis into common units and will participate pro rata with all other common units in future distributions of available cash. Under certain circumstances, up to 50% of the subordinated units may convert into common units prior to the expiration of the subordination period. Common units will not accrue arrearages with respect to distributions for any quarter after the subordination period and subordinated units will not accrue any arrearages with respect to distributions for any quarter.

  If quarterly distributions of available cash exceed the MQD or the Target Distribution Levels (as defined), we will receive distributions which are generally equal to 15%, then 25% and then 50% of the distributions of available cash that exceed the MQD or Target Distribution Level. The Target Distribution Levels are based on the amounts of available cash from PAA's Operating Surplus (as defined) distributed with respect to a given quarter that exceed distributions made with respect to the MQD and common unit arrearages, if any. Cash distributions for the second, third and fourth quarters of 2000 were $0.4625 per unit on our outstanding common units, Class B units and subordinated units, representing an increase of $0.0125 per unit over the MQD.

NOTE 7 -- FINANCIAL INSTRUMENTS

 Derivatives

  PAA utilizes derivative financial instruments to hedge its exposure to price volatility on crude oil and does not use such instruments for speculative trading purposes. These arrangements expose PAA to credit risk (as to counterparties) and to risk of adverse price movements in certain cases where its purchases are less than expected. In the event of non-performance of a counterparty, PAA might be forced to acquire alternative hedging arrangements or be required to honor the underlying commitment at then-current market prices. In order to minimize credit risk relating to the non-performance of a counterparty, PAA enters into such contracts with counterparties that are considered investment grade, periodically review the financial condition of such counterparties and continually monitor the effectiveness of derivative financial instruments in achieving its objectives. In view of PAA's criteria for selecting counterparties, its process for monitoring the financial strength of these counterparties and its experience to date in successfully completing these transactions, PAA believes that the risk of incurring significant financial statement loss due to the non-performance of counterparties to these transactions is minimal.

  At December 31, 2000, PAA's hedging activities included crude oil futures contracts maturing in 2000 through 2002, covering approximately 3.2 million barrels of crude oil. Since such contracts are designated as hedges and correlate to price movements of crude oil, any gains or losses resulting from market changes will be largely offset by losses or gains on our hedged inventory or anticipated purchases of crude oil. The unrealized loss with respect to such instruments at December 31, 2000 was $7.8 million.

  Interest rate swaps and collars are used to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. At December 31, 2000, we had interest rate swap and collar arrangements for an aggregate notional principal amount of $215.0 million. These instruments are based on LIBOR margins and provide for a floor of 5% and a ceiling of 6.5% with an expiration date of February 2001 for $90.0 million notional principal amount and a floor of 6% and a ceiling of 8% with an expiration date of August 2002 for $125.0 million notional principal amount.

 Fair Value of Financial Instruments

  The carrying values of items comprising current assets and current liabilities approximate fair value due to the short-term maturities of these instruments. The carrying value of bank debt approximates fair value as interest rates are variable, based on prevailing market rates. The fair value of interest rate swap and collar agreements is based on current termination values or quoted market prices of comparable contracts.

  The carrying amounts and fair values of PAA's financial instruments are as follows (in thousands):

                                                                December 31,
                                                                    2000
                                                             ------------------
                                                             Carrying      Fair
                                                              Amount      Value
                                                             --------     -----

  Unrealized gain (loss) on interest rate swaps and collars   $    -      $(561)


NOTE 8 -- INCOME TAXES

  As discussed in Note 1, our results are included in PRI's combined federal income tax return. The income taxes presented for us are reported as if we had filed our return on a separate return basis. Current amounts payable for income taxes of $24.5 million at December 31, 2000 are included in due to affiliates.

  We have recorded a receivable in lieu of deferred taxes (included in other assets) of approximately $43.2 million at December 31, 2000, relating to the difference between PRI's tax basis and its book basis in its investment in us. Management believes that it is more likely than not that we will generate taxable income sufficient to realize such asset based on past financial performance of our operating assets and future projected taxable income.

NOTE 9 -- CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject us to concentrations of credit risk consist principally of trade receivables. PAA's accounts receivable are primarily from purchasers and shippers of crude oil. This industry concentration has the potential to impact PAA's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. PAA generally requires letters of credit for receivables from customers which are not considered investment grade, unless the credit risk can otherwise be reduced.

NOTE 10 -- RELATED PARTY TRANSACTIONS

 Reimbursement of Expenses

  PAA does not directly employ any persons to manage or operate its business. These functions are provided by our employees and PRI. We do not receive a management fee or other compensation in connection with our management of PAA. We and PRI are reimbursed by PAA for all direct and indirect costs of services provided, including the costs of employee, officer and director compensation and benefits properly allocable to PAA, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to PAA. The partnership agreement provides that we will determine the expenses that are allocable to PAA in any reasonable manner determined by us in our sole discretion. Total costs reimbursed to us and PRI by PAA were approximately $63.8 million for the year ended December 31, 2000. Such costs include, (1) allocated personnel costs (such as salaries and employee benefits) of the personnel providing such services; (2) property and casualty insurance premiums; and (3) out-of-pocket expenses related to the provision of such services.

 Crude Oil Marketing Agreement

  PAA is the exclusive marketer/purchaser for all of PRI's equity crude oil production. The marketing agreement with PRI provides that PAA will purchase for resale at market prices all of PRI's crude oil production for a fee of $0.20 per barrel. For the year ended December 31, 2000, PAA paid PRI approximately $244.9 million for the purchase of crude oil under the agreement and recognized profits of approximately $1.7 million from the marketing fee.

 Financing

  In December 1999, PRI loaned us $105.0 million. This subordinated debt was repaid in May 2000.

  The balance of amounts due to affiliates at December 31, 2000 was $48.6 million, $21.0 million of which was related to the transactions discussed above.

 Benefit Plan

  PRI maintains a 401(k) defined contribution plan (the "Plan") whereby they match 100% of an employee's contribution (subject to certain limitations in the plan), with matching contribution being made 50% in cash and 50% in common stock (the number of shares for the stock match being based on the market value of the common stock at the time the shares are granted). Eligible employees of PAA participate in this Plan.

NOTE 11 -- LONG-TERM INCENTIVE PLANS

  We have adopted the Plains All American Inc. 1998 Long-Term Incentive Plan for our employees and directors and our affiliates who perform services for PAA. The Long-Term Incentive Plan consists of two components, a restricted unit plan and a unit option plan. The Long-Term Incentive Plan currently permits the grant of restricted units and unit options covering an aggregate of 975,000 common units. The plan is administered by the Compensation Committee of our board of directors.

  Restricted Unit Plan. A restricted unit is a "phantom" unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit. As of March 15, 2001, an aggregate of approximately 610,100 restricted units have been granted to employees. In addition, 15,000 restricted units have been granted to non-employee directors. The Compensation Committee may, in the future, make additional grants under the plan to employees and directors containing such terms as the Compensation Committee shall determine. In general, restricted units granted to employees during the subordination period will vest only upon, and in the same proportions as, the conversion of the subordinated units to common units. Grants made to non-employee directors are eligible to vest prior to termination of the subordination period.

  If a grantee terminates employment or membership on the board for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the Compensation Committee provides otherwise. Common units to be delivered upon the vesting of rights may be common units acquired by us in the open market, common units already owned by us, common units acquired by us directly from us or any other person, or any combination of the foregoing. We will be entitled to reimbursement by PAA for the cost incurred in acquiring common units. If PAA issues new common units upon vesting of the restricted units, the total number of common units outstanding will increase. Following the subordination period, the Compensation Committee, in its discretion, may grant tandem distribution equivalent rights with respect to restricted units.

  The issuance of the common units pursuant to the restricted unit plan is primarily intended to serve as a means of incentive compensation for performance. Therefore, no consideration will be paid to PAA by the plan participants upon receipt of the common units.

  Unit Option Plan. The Unit Option Plan currently permits the grant of options covering common units. No grants have been made under the Unit Option Plan to date. However, the Compensation Committee may, in the future, make grants under the plan to employees and directors containing such terms as the committee shall determine, provided that unit options have an exercise price equal to the fair market value of the units on the date of grant. Unit options granted during the subordination period will become exercisable automatically upon, and in the same proportions as, the conversion of the subordinated units to common units, unless a later vesting date is provided.

  Upon exercise of a unit option, we will deliver common units acquired by us in the open market, purchased directly from PAA or any other person, or use common units already owned by us, or any combination of the foregoing. We will be entitled to reimbursement by PAA for the difference between the cost incurred by us in acquiring such common units and the proceeds received by us from an optionee at the time of exercise. Thus, the cost of the unit options will be borne by PAA. If PAA issues new common units upon exercise of the unit options, the total number of common units outstanding will increase, and we will remit to PAA the proceeds received by us from the optionee upon exercise of the unit option.

  The unit option plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of the common unitholders. Our board of directors in its discretion may terminate the Long-Term Incentive Plan at any time with respect to any common units for which a grant has not yet been made. Our board of directors also has the right to alter or amend the Long-Term Incentive Plan or any part of the plan from time to time, including increasing the number of common units with respect to which awards may be granted; provided, however, that no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of such participant.

  PAA applies APB 25 and related interpretations in accounting for unit option plans. In accordance with APB 25, no compensation expense has been recognized for the unit option plan. Since no options have been granted to date, there is no pro forma effect of a fair value based method of accounting in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

  Transaction Grant Agreements In addition to the grants made under the Restricted Unit Plan described above, we, at no cost to PAA, agreed to transfer approximately 400,000 of our affiliates' common units (including distribution equivalent rights attributable to such units) to certain of our and our affiliates' key officers and employees. Generally, under these grants, the common units vest based on attaining a targeted operating surplus for a given year. Approximately 75,000 and 6,000 of the common units vest for 2001 and 2002, respectively, if the operating surplus generated in each year equals or exceeds the amount necessary to pay the minimum quarterly distributions on all outstanding common units and the related distribution on our interest. If a tranche of common units does not vest for a particular year due to a common unit arrearage, such common units will vest at the time the common unit arrearages for such year have been paid. In addition, approximately 58,000 and 11,000 of the common units vest for 2001and 2002, respectively, if the operating surplus generated in such year exceeds the amount necessary to pay the minimum quarterly distributions on all outstanding common units and subordinated units and the related distributions on our interest. Approximately 69,000 and 113,000 (excluding approximately 20,000 units withheld for payment of federal income taxes) of the units vested for 1999 and 2000, respectively and approximately 47,000 common units remain unvested as no distribution on the subordinated units was made for the fourth quarter of 1999. Any common units remaining unvested shall vest upon, and in the same proportion as, the conversion of subordinated units to common units. Distribution equivalent rights are paid in cash at the time of the vesting of the associated common units.

Notwithstanding the foregoing, all common units become vested if we are removed as general partner prior to January 1, 2002.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  PAA leases certain real property, equipment and operating facilities under various operating leases. PAA also incurs costs associated with leased land, rights-of-way, permits and regulatory fees whose contracts generally extend beyond one year but can be canceled at any time should they not be required for operations. Future non-cancelable commitments related to these items at December 31, 2000, are summarized below (in thousands):

                       2000                $  6,420
                       2001                   3,716
                       2002                   3,727
                       2003                   3,744
                       2004                   3,764
                       Thereafter             2,797

  In connection with its crude oil marketing, PAA provides certain purchasers and transporters with irrevocable standby letters of credit to secure their obligation for the purchase of crude oil. Generally, these letters of credit are issued for up to seventy day periods and are terminated upon completion of each transaction. At December 31, 2000, PAA had outstanding letters of credit of approximately $59.7 million. Such letters of credit are secured by PAA's crude oil inventory and accounts receivable.

  During 1997, the All American Pipeline experienced a leak in a segment of its pipeline in California which resulted in an estimated 12,000 barrels of crude oil being released into the soil. Immediate action was taken to repair the pipeline leak, contain the spill and to recover the released crude oil. PAA has expended approximately $400,000 to date in connection with this spill and do not expect any additional expenditures to be material, although PAA can provide no assurances in that regard.

  Prior to being acquired by PAA's predecessor in 1996, the Ingleside Terminal experienced releases of refined petroleum products into the soil and groundwater underlying the site due to activities on the property. PAA is undertaking a voluntary state-administered remediation of the contamination on the property to determine the extent of the contamination. PAA has proposed extending the scope of its study and are awaiting the state's response. PAA has spent approximately $140,000 to date in investigating the contamination at this site. PAA does not anticipate the total additional costs related to this site to exceed $250,000, although no assurance can be given that the actual cost could not exceed such estimate. In addition, a portion of any such costs may be reimbursed to PAA from PRI.

 Litigation

  Texas Securities Litigation. On November 29, 1999, a class action lawsuit was filed in the United States District Court for the Southern District of Texas entitled Di Giacomo v. Plains All American Pipeline, L.P., et al. The suit alleged that Plains All American and certain of our officers and directors violated federal securities laws, primarily in connection with unauthorized trading by a former employee. An additional nineteen cases have been filed in the Southern District of Texas, some of which name us and Plains Resources as additional defendants. All of the federal securities claims are being consolidated into two actions. The first consolidated action is that filed by purchasers of Plains Resources' common stock and options, and is captioned Koplovitz v. Plains Resources Inc., et al. The second consolidated action is that filed by purchasers of our common units, and is captioned Di Giacomo v. Plains All American Pipeline, L.P., et al. Plaintiffs alleged that the defendants were liable for securities fraud violations under Rule 10b-5 and
Section 20(a) of the Securities Exchange Act of 1934 and for making false registration statements under Sections 11 and 15 of the Securities Act of 1933.

  PAA and Plains Resources reached an agreement with representatives for the plaintiffs for the settlement of all of the class actions, and in January 2001, PAA deposited approximately $30.0 million under the terms of the settlement agreement. The total cost of the settlement to PAA and Plains Resources, including interest and expenses and after insurance reimbursements, was $14.9 million. Of that amount, $1.0 million was allocated to Plains Resources by agreement between special independent committees of our board of directors and the board of directors of Plains Resources. All such amounts were reflected in our financial statements at December 31, 2000. The settlement is subject to a number of conditions, including final approval by the court. The settlement agreement does not affect the Texas Derivative Litigation and Delaware Derivative Litigation described below.

  Delaware Derivative Litigation. On December 3, 1999, two derivative lawsuits were filed in the Delaware Chancery Court, New Castle County, entitled Susser v. Plains All American Inc., et al and Senderowitz v. Plains All American Inc., et al. These suits, and three others which were filed in Delaware subsequently, named us, our directors and certain of our officers as defendants, and allege that the defendants breached the fiduciary duties that they owed to Plains All American Pipeline, L.P. and its unitholders by failing to monitor properly the activities of its employees. The court has consolidated all of the cases under the caption In Re Plains All American Inc. Shareholders Litigation, and has designated the complaint filed in Susser v. Plains All American Inc. as the complaint in the consolidated action. A motion to dismiss was filed on behalf of the defendants on August 11, 2000.

  The plaintiffs in the Delaware derivative litigation seek that the defendants

  . account for all losses and damages allegedly sustained by Plains All
    American from the unauthorized trading losses;
  . establish and maintain effective internal controls ensuring that our affiliates and persons responsible for our affairs do not engage in wrongful practices detrimental to Plains All American;
  . pay for the plaintiffs' costs and expenses in the litigation, including reasonable attorneys' fees, accountants' fees and experts' fees; and . provide the plaintiffs any additional relief as may be just and proper under the circumstances.

  We have reached an agreement in principle with the plaintiffs, subject to approval by the Delaware court, to settle the Delaware litigation for approximately $1.1 million.

  Texas Derivative Litigation. On July 11, 2000, a derivative lawsuit was filed in the United States District Court of the Southern District of Texas entitled Fernandes v. Plains All American Inc., et al, naming us, our directors and certain of our officers as defendants. This lawsuit contains the same claims and seeks the same relief as the Delaware derivative litigation, described above. A motion to dismiss was filed on behalf of the defendants on August 14, 2000.

  We intend to vigorously defend the claims made in the Texas derivative litigation. We believe that Delaware court approval of the settlement of the Delaware derivative litigation will effectively preclude prosecution of the Texas derivative litigation. However, there can be no assurance that we will be successful in our defense or that this lawsuit will not have a material adverse effect on our financial position.

  We, in the ordinary course of business, are a claimant and/or a defendant in various other legal proceedings. Management does not believe that the outcome of these other legal proceedings, individually and in the aggregate, will have a materially adverse effect on our financial condition.

  We may experience future releases of crude oil into the environment from our pipeline and storage operations, or discover releases that were previously unidentified. While we maintain an extensive inspection program designed to prevent and, as applicable, to detect and address such releases promptly, damages and liabilities incurred due to any future environmental releases from our assets may substantially affect our business.

NOTE 13 -- OPERATING SEGMENTS

  PAA's operations consist of two operating segments: (1) Pipeline Operations - engages in interstate and intrastate crude oil pipeline transportation and certain related merchant activities; (2) Marketing, Gathering, Terminalling and Storage Operations - engages in purchases and resales of crude oil at various points along the distribution chain and the leasing of certain terminalling and storage assets.

  The accounting policies of the segments are the same as those described in
Note 1. The following summarizes certain balance sheet related disclosures for the segments. Other relates to certain corporate items such as cash, other receivables and a deferred tax asset which cannot be allocated to the operating segments.

                                                    MARKETING,
                                                    GATHERING,
                                                   TERMINALLING
 (IN THOUSANDS)                     PIPELINE         & STORAGE           OTHER             TOTAL
------------------------------------------------------------------------------------------------------
 DECEMBER 31, 2000

 Capital Expenditures             $     1,544      $     11,059        $         -      $      12,603
 Total Assets                     $   324,751      $    561,050        $    49,851      $     935,652
------------------------------------------------------------------------------------------------------


NOTE 14 -- SUBSEQUENT EVENTS

Acquisitions

  Murphy Oil Company Ltd. Midstream Operations

  On March 1, 2001, PAA signed an agreement to purchase substantially all of the crude oil pipeline, gathering, storage and terminalling assets of Murphy Oil Company Ltd. ("Murphy") for approximately $155.0 million in cash, plus an additional cash payment, to be determined prior to closing in accordance with the agreement, for excess inventory in the systems (estimated to be approximately $5.0 million). The principal assets to be acquired include approximately 450 miles of crude oil and condensate transmission mainlines and associated gathering and lateral lines, and approximately 1.1 million barrels of crude oil storage and terminalling capacity located primarily in Kerrobert, Saskatchewan, approximately 200,000 barrels of linefill, as well as a currently inactive 108-mile mainline system and 121 trailers used primarily for crude oil transportation.

  Murphy has agreed to continue to transport production from fields currently delivering crude oil to these pipeline systems, under a new long-term contract. The current volume is approximately 11,000 barrels per day. The pipeline systems transport approximately 200,000 barrels per day of light, medium and heavy crudes, as well as condensate.

  Canadian Marketing Assets

  On April 10, 2001, PAA entered into an agreement to purchase CANPET Energy Group Inc. ("CANPET"), a Calgary-based Canadian crude oil and LPG marketing company, for approximately $42.0 million. Approximately $26.0 million of the purchase price will be paid in cash at closing and the remainder, which is subject to certain performance standards, will be paid in PAA common units. The transaction, which is subject to certain regulatory approvals and other closing conditions, is expected to close within 30 to 45 days. CANPET currently gathers approximately 75,000 barrels per day of crude oil and markets approximately 26,000 barrels per day of natural gas liquids. Tangible assets include a crude oil handling facility, a 130,000-barrel tank facility and working capital of approximately $8.5 million. Initial financing for the acquisition will be provided through borrowings on PAA's existing bank credit facility.